Naked Brand Group Inc.
#2 – 34346 Manufacturer’s Way
Abbotsford, British Columbia V2S 7M1
Canada

Attention:	Joel Primus, President and Chief Executive Officer

Dear Sirs:

	Re:	Naked Brand Group Inc. – Registration Statement on Form S-1/A

     We have acted as counsel to Naked Brand Group Inc. (the “Company”), a Nevada corporation, in connection with the preparation of a registration statement on Form S-1/A (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to 8,929,500 shares (the “Registered Shares”) of the Company’s common stock, consisting of (i) 600,000 shares issued to Lincoln Park Capital Fund LLC (“Lincoln Park”) as initial purchase shares under a securities purchase agreement dated September 10, 2013 (the “Purchase Agreement”), (ii) 919,500 shares issued to Lincoln Park as the initial commitment shares under the Purchase Agreement, (iii) up to 6,750,000 shares that may be sold to Lincoln Park under the Purchase Agreement, (iv) up to 330,000 shares that may be issued to Lincoln Park as additional commitment shares under the Purchase Agreement, (v) 100,000 shares issued to Alan Aaron under a promissory note dated September 4, 2013(the “Aaron Note”), (vi) up to 30,000 shares that may be issued to Alan Aaron under the Aaron Note, and (vii) up to 200,000 shares issued to Canfund Ventures Corporation under a promissory note dated October 2, 2013.

     In connection with this opinion, we have reviewed:

(a)	the articles of incorporation of the Company, as amended;

(b)	the bylaws of the Company;

(c)	resolutions adopted by the board of directors of the Company pertaining to the Registered Shares;

(d)	the Registration Statement; and

(e)	the prospectus (the “Prospectus”) constituting a part of the Registration Statement.

     We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified. As to all questions of fact material to this opinion which have not been independently established, we have relied upon the statements or a certificate of an officer and director of the Company.

     Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that:

  1,819,500 of the Registered Shares that are currently issued and outstanding have been duly and validly authorized and issued as fully paid and non-assessable shares in the capital of the Company;

  6,750,000 of the Registered Shares that may be sold to Lincoln Park under the Purchase Agreement, once issued in accordance with the terms of the Purchase Agreement, will be duly and validly authorized and issued as fully paid and non-assessable shares in the capital of the Company;

  330,000 of the Registered Shares that may be issued to Lincoln Park as additional commitment shares under the Purchase Agreement, once issued in accordance with the terms of the Purchase Agreement, will be duly and validly authorized and issued as fully paid and non-assessable shares in the capital of the Company; and

  30,000 of the Registered Shares that may be issued to Alan Aaron in the event of default under the Aaron Note, once issued in accordance with the terms of the Aaron Note, will be duly and validly authorized and issued as fully paid and non-assessable shares in the capital of the Company.

     This opinion letter is opining upon and is limited to the current federal laws of the United States and the laws of the State of Nevada, including the statutory provisions, all applicable provisions of the Nevada constitution, and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the discussion of this opinion in the Prospectus, and to our being named in the Registration Statement.

     Yours truly,

     /s/ Clark Wilson LLP

cc: United States Securities and Exchange Commission